Exhibit 99.1

MESABI TRUST PRESS RELEASE

New York, New York

April 14, 2015

The Trustees of Mesabi Trust (NYSE: MSB) have determined that no distribution will be declared in April 2015 with respect to Units of Beneficial Interest of Mesabi Trust. The Trustees’ determination follows its previous decision to not pay a quarterly distribution for the same period last year and is a result of the Trustees’ determination to make adequate provision for expenses and anticipated negative price adjustments which will be applied to future royalties, and to increase the Trust’s unallocated reserve after considering the need to maintain adequate reserves as further described below.

During recent periods, the Trustees had determined that Mesabi Trust’s unallocated reserve should usually be within the range of $500,000 to $1,000,000. In April 2015, the Trustees determined that the unallocated reserve will no longer necessarily be within such range. Rather, each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of unallocated reserve in light of the unpredictable nature of the iron ore industry and current economic conditions.

Based on shipments of iron ore pellets by Northshore Mining Company (“Northshore”) during the three months ending March 31, 2015, as reported by Northshore, Mesabi Trust is entitled to receive a base royalty of $307,503.  Mesabi Trust also expects to be paid a bonus royalty in the amount of $369,002, based on the average sales price per ton of iron ore pellets and the volume of shipments by Northshore during the first calendar quarter of 2015.  In addition to the royalty of $676,505 to be paid directly to Mesabi Trust, Mesabi Trust also expects to receive, through the Mesabi Land Trust, a royalty payment of $177,340 from Cliffs Natural Resources Inc. (“Cliffs”), the parent company of Northshore.

In the first calendar quarter of each year, Northshore calculates adjustments to pricing on tons shipped by Northshore during the prior calendar year and applies those adjustments, which can be positive or negative, to the royalties payable to Mesabi Trust.  In the first calendar quarter of 2015, Northshore was unable to offset negative adjustments in the amount of $186,421 because the base royalty payment would not have met the base minimum royalty payment after such adjustments, which will be carried forward to the next calendar quarter. In the comparable calendar first quarter of 2014, Northshore reported $277,413 of negative price adjustments.

Royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the first calendar quarter of 2015, Northshore credited Mesabi Trust with 166,330 tons of iron ore, as compared to 71,007 tons during the first calendar quarter of 2014. The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the term contracts between Northshore, Cliffs, and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2015 and prior years continue to reflect pricing estimates for shipments of iron ore products that were subject to negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.

With respect to the remainder of calendar year 2015, Northshore has not advised Mesabi Trust of its expected 2015 shipments of iron ore products or what percentage of 2015 shipments will be from Mesabi Trust iron ore.  Cliffs indicated that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.   In addition, because the Cliffs Pellet Agreements contain various pricing formulas and price adjustment provisions, the average sales prices received by Mesabi Trust may not match international iron ore pellet prices.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2015, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520